

Ernie Barnes
(b. 1938 - 2009)

Sec.gov

Initial Offering	$707,000
Painting	3 on 3 (1973)
Dimensions	48 x 24
Progress	75%

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Price Appreciation of Similar Works

35.0%

Each painting is unique, but similar works have seen an appreciation rate of 35.0% from 2025.



$1m
$800k
$600k
$400k
$200k
09
11
13
15
17
19
21
23
25

Previous Exit

20.3%
Total Return

In December '23, we sold a Barnes painting that delivered 20.3% total net returns after just 76 days held. Past performance not indicative of future returns.

Offering Size	$477,000
Sold For	$600,000
Days Held	76
Profit from $10K Investment	$2,000 after all fees

$15.3 Million Record

In 2022, Barnes' painting The Sugar Shack sold for $15.3 million at auction. An outlier among his oeuvre, this sale still signals a level of seriousness among collectors of his work.


12,370,800
CHRISTIE'S

Top-Selling Subject

The Artist's #2 top auction record, Storm Dance (1977), is also a multi-figure painting from his Basketball series that is similar in subject and scale, but features a more complex composition and brighter blue-tone palette.



Storm Dance (1977)
#2 Auction Record



3 on 3 (1973)
Our Offering

Investment Thesis

Important Disclosure ⓘ

Recent Momentum: Barnes has seen a recent expansion in his posthumous market. In '22, his painting Sugar Shack sold for $15.3 million, bringing new attention to his works at auction

Previous Exit: In December '23, we sold a Barnes painting that delivered 20.3% total net returns after just 76 days held. Past performance not indicative of future returns.

Celebrity Collectors: Barnes is known for his placement in the collections of prominent celebrities including Eddie Murphy, Sylvester Stallone, Diana Ross, Kareem Abdul-Jabbar, and many others

Museum Support: Barnes's work has recently been promoted at museums including the High Museum, the Brooklyn Museum, and the San Francisco Museum of Modern Art.

Top-Selling Style: Paintings of Basketball players make up three of Ernie Barnes' top 10 auction records, with differences in scale and period.

Top-Selling Style: The Artist's second top auction record, Storm Dance (1977), is also a multi-figure painting from his Basketball series that is similar in subject and scale, but features a more complex composition and brighter blue-tone palette.